Exhibit 10.1

SONA MOBILE HOLDINGS CORP.

825 THIRD AVENUE, 32ND FLOOR

NEW YORK, NEW YORK 10022

July 17, 2006

John Bush

P.O. Box 236

Nobleton, Ontario

L0G1N0 CANADA

Dear John:

This letter sets forth the terms of our agreement (the “Mutual Separation Agreement”) regarding your resignation as chief executive officer of Sona Mobile Holdings Corp. (“Holdings”) and as an officer and director of Sona Mobile, Inc. (“Sona Mobile”) and Sona Innovations, Ltd. (“Innovations”). Holdings, Sona Mobile and Innovations are herein collectively referred to as “Sona”.

1.            Effective May 5, 2006 (the “Mutual Separation Date”), you resigned as the chief executive officer of Holdings and as an officer and director of Sona Mobile and Innovations. Also, effective as of the date of this Mutual Separation Agreement you and Holdings are simultaneously executing and delivering a consulting agreement, substantially in the form annexed hereto as Exhibit A (the “Consulting Agreement”). Acceptance of this Mutual Separation Agreement is contingent upon executing and delivering the Consulting Agreement.

2.            In consideration of your agreements and covenants set forth herein, Sona agrees to pay you the following amounts as follows:

a.            Within five (5) business days of the consummation of the next subsequent financing by Sona where the gross proceeds equal or exceed $5 million (a “Qualified Financing”), Sona will pay you CAN$65,057.87 subject to all applicable withholding taxes, representing previously earned but unpaid compensation.

b.          Except as otherwise set forth in this Paragraph 2(b) and Paragraph 17, Sona hereby agrees that it is bound as of the date of execution of this Mutual Separation Agreement to pay you the sum of US$150,000.00 as severance pay (the “Severance Amount”) as follows: (a) until a Qualified Financing is completed, Sona will continue to pay you your current salary (CAN$180,000 per annum) in accordance with its normal payroll practices until the Severance Amount has been paid in full and any amounts paid to you as compensation pursuant to this Paragraph 2(b) after the Mutual Separation Date and allocable to periods after the Mutual Separation Date shall be applied against the Severance Amount based on the average exchange rate for the period in which such amounts were paid; (b) if a Qualified Financing is consummated prior to the entire Severance Amount having been paid to you, the balance will be paid by Sona (i) on the day following the day on which such Qualified Financing is consummated, an amount equal to the lesser of (x) US$30,000.00 and (y) the excess of US$150,000.00 over the sum of the payments made pursuant to clause (a); and (ii) the excess, if any, of US$150,000.00 over the sum of the amounts paid pursuant to clauses (a) and (b)(i) above shall be payable in equal monthly installments beginning on the first day of the month following the month in which the Qualified Financing is consummated and on the first day of each month thereafter until May 1, 2007. These payments shall be subject to all applicable withholding taxes and deductions. Notwithstanding anything contained herein to the contrary, in the event you elect to terminate this Mutual Separation Agreement and the Consulting Agreement pursuant to Paragraph 17 hereof, Sona will not have any further obligation to make the payments required under this Paragraph 2(b) after the Termination Date (as defined in Paragraph 17).

c.           Sona will reimburse you for an expenses you may have incurred on behalf of Sona on or before the date hereof as well as legal expenses incurred by you in connection with reviewing this agreement (in the case of such legal expenses up to a maximum of US$1,000); provided, however, you must have submitted your claim for reimbursement in writing on or before May 31, 2006 and such claim shall have been approved by Frank Fanzilli; and provided further, however, in no event shall Sona’s obligation under this Paragraph 2(c) exceed US$4,500. Any amounts due you under this Paragraph 2(c) shall be paid upon the earlier to occur of (i) the day following the day on which the Qualified Financing is consummated and (ii) January 1, 2007.

d.           Sona shall pay you for any accrued but unused vacation days with respect to calendar year 2005, as determined by the Chief Financial Officer of Holdings based on your 2005 base salary. Any amounts due you under this Paragraph 2(d) shall be paid upon the earlier to occur of (i) the day following the day on which the Qualified Financing is consummated and (ii) January 1, 2007.

3.            To the extent allowed by law and to the extent permitted by Sona’s insurer, Sona will continue to provide you and your family with extended medical insurance through May 31, 2007 to the same extent you received such benefits while you were an employee of Sona. To the extent, Sona is not allowed by law or by contract to provide you with medical coverage (in whole or in material part) through May 31, 2007, Sona will pay US$250.00 on the first day of each month for each month such coverage is not available through May 1, 2007.

4.            In consideration of the promises contained in this Mutual Separation Agreement, you agree as follows:

a.           You hereby acknowledge that, except as otherwise set forth in this Mutual Separation Agreement and in the Consulting Agreement, Sona has no further obligations to you and you hereby relinquish and waive any and all rights that you may have, whether in your capacity as an officer, director or stockholder, to file lawsuits or to assert any legal claims against Sona, its officers and directors, employees and agents, in any way connected with your employment and termination of your employment, including but not limited to alleged claims arising under any U.S. federal, state or local laws, as well as the laws of Canada and Great Britain, and any other legal restrictions on Sona’s right to terminate contractors and officers. On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release and forever discharge Sona as well as its officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releasees” collectively), in each individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with Sona and/or the termination of your employment with Sona. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances; (2) any claim under the Ontario Employment Standards Act; (3) and claim under the Ontario Human rights Code; (4) disputed wages; (5) wrongful discharge and/or breach of any alleged employment contract; and (6) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.          You hereby affirm that you have not filed, caused to be filed or presently are a party to any claim, complaint or action against the Releasees. You will not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

c.           You affirm that, except as otherwise set forth in this Mutual Separation Agreement, you have been paid and/or have received all amounts that may be due you or to which you may be entitled through the date hereof.

d.          You affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or related state or local leave laws.

e.           You will not make any statements or execute any agreements, certificates or other documents on behalf of Sona unless you have been expressly authorized to do so in writing by the Chief Executive Officer or Chief Financial Officer of Holdings.

5.            You agree that you will not, directly or indirectly, disclose the fact of and terms of this Mutual Separation Agreement, including the severance benefits, to anyone other than your attorney, spouse or personal financial advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.

6.            The terms of this Mutual Separation Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

7.            On or before the third day following the date of this Mutual Separation Agreement, you will return to Sona all of Sona’s property in your possession including, but not limited to, manuals, files, credit cards, phone cards, cellular phone, and all other tangible and intangible property belonging to Sona and relating to your employment by Sona; provided, however, you may keep your computer and cell phone/PDA; provided further, however, Sona shall only be obligated to maintain and pay for your cell phone/PDA account until August 31, 2006.

8.            You will cooperate fully with Sona in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed. Sona agrees to pay any travel or legal fees associated in assisting Sona in its defense.

9.            You will keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of Sona) any and all secrets or confidential information related to Sona’s activities of affairs which you know or which were disclosed or made known to you or otherwise learned or acquired by you during the period of your employment by Sona, including information respecting the business affairs, prospects, operations or strategic plans respecting Sona, which you gained in your capacity as an employee of Sona except as required by law. Confidential information includes, but is not limited to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of Sona that Sona informs you, or which you should know by virtue of your position or the circumstances in which you learned it, is to be kept confidential. Confidential information also includes information obtained by Sona in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”.

10.          Except as otherwise set forth in this Paragraph 10, you will not, for the period beginning on the date hereof and ending on the earlier of the Termination Date (as defined in Paragraph 17) and May 31, 2007 (the “Term”), (a) in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in any business (i) whose primary business is developing, marketing and/or selling mobile platform application software (for this purpose wireless carriers and email providers shall not be deemed businesses whose primary business is developing, marketing and/or selling mobile platform application software per se) or (ii) that develops, markets and/or sells mobile wagering or gambling software; provided, however, you may own up to five percent (5%) of the listed and outstanding capital stock of any publicly traded company; (b)solicit or entice or attempt to solicit or entice away from Sona any of the employees of Sona to enter into employment or services with any person, business, firm or corporation other than Sona; or (b) solicit or entice or attempt to solicit or entice away from Sona any customer or any other person, firm or corporation whom you have contacted at any time during the last six months on behalf of Sona. In the event you introduce a new client to Sona and Sona chooses not to seek an engagement from such potential client, you shall be free to introduce such client to another possible solution provider including a competitor of Sona. In the event that the provisions of this Section 10 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. You specifically acknowledge and agree that (x) the foregoing covenants are an essential element of this Mutual Separation Agreement and that, but for your agreeing to comply with such covenants, Sona would not have entered into this Mutual Separation Agreement; (y) the remedy at law for any breach of the foregoing covenants will be inadequate; and (z) Sona, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event you violate any of the terms of this Paragraph 10.

11.          You agree that you will not make any comments relating to Sona or its employees which are critical, derogatory or which may tend to injure the business of Sona. Sona agrees that it will not make any comments about you which are critical, derogatory or which may tend to injure your reputation.

12.          In the event that you breach any of your obligations under this Mutual Separation Agreement, in the Consulting Agreement and a Lock-Up Agreement, dated the date hereof, between you and Holdings, in a material way, any outstanding obligations of the Company hereunder shall immediately terminate. If you have engaged in a material breach and have taken active steps to hide or cover-up your breach, any payments previously made to you pursuant to Paragraph 2(b) shall be returned to Sona.

13.          You acknowledge that (a) you have been advised by Sona to consult with an attorney before executing this Mutual Separation Agreement; (b) you were provided adequate time (21 days) to review it and to consider whether to sign the Mutual Separation Agreement; and (c) you have been advised you have seven (7) days following execution to revoke it ("Revocation Period"). Notwithstanding anything to the contrary contained herein, this Mutual Separation Agreement will not be effective or enforceable until the Revocation Period has expired, and no amounts hereunder shall be payable, and shall not be delivered or paid by Sona, until the Revocation Period has expired without you revoking this Mutual Separation Agreement. This Mutual Separation Agreement shall become effective on the eighth day following its execution by both parties (the “Effective Date”) provided that you have not revoked it before that date.

14.          The provisions of this Mutual Separation Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15.          This Mutual Separation Agreement and the other agreements referred to herein set forth the entire agreement between you and Sona and supersedes any and all prior oral or written agreements or understandings between you and Sona concerning your employment by Sona, any consulting arrangements between you and Sona, your service to Sona and as an officer and director and your termination, resignation or separation. This Mutual Separation Agreement may not be altered, amended or modified, except by a further written document signed by you and Sona.

16.          You represent that you fully understand your right to review all aspects of this Mutual Separation Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Mutual Separation Agreement and that you are freely, knowingly and voluntarily executing and delivering this Mutual Separation Agreement to Sona.

17.          You may terminate this Mutual Separation Agreement at any time by providing us with 60-days prior written notice. The date on which this Mutual Separation Agreement terminates is referred to herein as the “Termination Date.” Any termination of this Mutual Separation Agreement shall automatically be deemed a termination of the Consulting Agreement as well. Should you elect to terminate this Mutual Separation Agreement and the Consulting Agreement pursuant to this Paragraph 17, Sona shall not be obligated to make any payments to you under either agreement after the Termination Date. Any payment due you on the first day of the calendar month in which the Termination Date falls shall be pro-rated based on the actual number of days in such month prior to the Termination Date and the actual number of days in such month from the Termination Date to the end of such month.

18.          Any dispute as to the validity, interpretation or performance of this Agreement shall be determined in accordance with the laws and by the courts of the State of New York and the federal laws of the United States applicable therein, without regard to conflict of law rules or principles.

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU MAY HAVE AGAINST THE COMPANY BY SIGNING THIS MUTUAL SEPARATION AGREEMENT.

By your signature below, you acknowledge that you have been advised by Sona of your right to seek independent legal advice and that you have sought such advice. You acknowledge that you have voluntarily waived any right you have to review this Mutual Separation Agreement over a period of time and that you are entering into this Mutual Separation Agreement freely, knowingly and after due consideration.

This Mutual Separation Agreement will become effective and enforceable immediately upon its execution and delivery by you and Holdings.

If the foregoing correctly sets forth our agreement, please sign and date both copies where indicated and return one of them to me no later than 9:00 a.m. July 7, 2006.

Very truly yours,

Sona Mobile Holdings Corp.

By: /s/ Shawn Kreloff

Shawn Kreloff,
Chairman

Accepted and Agreed:

/s/ John Bush

John Bush

Dated: July 17, 2006

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made this ____ day of _____, 2006

BETWEEN:

Sona Mobile Holdings Corp.,

a Delaware corporation having its offices at

825 Third Avenue, 32nd Floor

New York, NY

(together with its subsidiaries and affiliates, “Sona”)

and

John Bush

(hereinafter the “Consultant”)

1.	ENGAGEMENT

Subject to the terms of this Consulting Agreement (“Agreement”), Sona engages the Consultant for the purpose of (a) developing and servicing the financial services and corporate enterprise solutions markets for Sona’s products and services and (b) assisting Sona with its next stage financing including, but not limited to, developing materials to be presented to potential investors, meeting with bankers and other intermediaries and with potential investors.

2.	REPRESENTATIONS AND WARRANTIES

The parties hereby acknowledge that the Consultant is an independent contractor. Moreover, neither the Consultant, nor any person the Consultant may employ or contract with to provide services pursuant to this Agreement (collectively referred to as the “Consultant”, where applicable in the context, throughout this Agreement, including the attachments to this Agreement) are employees of Sona. The Consultant acknowledges and agrees that the Consultant is not covered by any employee benefit plans Sona has or may have in place for its employees. The Consultant shall be responsible to make his own arrangements for himself and for and any person the Consultant may employ or contract with for short-term or long-term disability coverage and for insurance for accidents or injuries that might occur during the course of performing the services provided, hereunder, including workers compensation insurance.

The Consultant represents, warrants and covenants that all work and any other contractual obligations pursuant to this Agreement can and will be carried out in a diligent and competent fashion. Sona acknowledges that the Consultant is free to engage in other business related activities for other clients the Consultant may have, subject to the terms of the Agreement regarding non-competition, non-solicitation and confidential information and intellectual property.

8 of 21

In connection with the performance of the work and any other services hereunder, Sona may disclose to the Consultant, and the Consultant may be provided access, whether directly or indirectly, with certain information that is confidential and proprietary to Sona and its affiliates, and which will be protected as such by the Consultant. Furthermore, in the course of providing services under this Agreement, the Consultant may develop information, materials, improvements or inventions on behalf of Sona. All such developments will be the property of Sona. Without limiting the generality of the foregoing, the Consultant, and any person the Consultant may contract with, will execute and comply with the terms of the Agreement Regarding Confidential Information and Intellectual Property, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”).

Consultant shall control the detail, manner and method of performing the services pursuant hereto, subject to Sona's review of the quality of the services provided.

The representations, warranties and provisions contained in Sections 2, 5, 9 and in the Confidentiality Agreement will survive termination of this Agreement.

3.	LOCATION

The Consultant will primarily perform the assigned duties at Sona’s offices located at Victoria Tower, Suite 801, 44 Victoria Street, Toronto, Canada and at such other locations in the Toronto, Canada area as the discharge of such responsibility may reasonably entail.

4.	TERM OF AGREEMENT

The term of this Agreement will be for a period of one year commencing on June 1, 2006 and is subject to extension and termination as set forth in Sections 8 and 9 respectively.

5.	NON-COMPETE AND NON-SOLICITATION

Except as otherwise set forth in this Paragraph 5, you will not, for the period beginning on the date hereof and ending on the earlier of the Termination Date (as defined in Paragraph 9) and May 31, 2007 (the “Term”), (a) in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in any business (i) whose primary business is developing, marketing and/or selling mobile platform application software (for this purpose wireless carriers and email providers shall not be deemed businesses whose primary business is developing, marketing and/or selling mobile platform application software per se) or (ii) that develops, markets and/or sells mobile wagering or gambling software; provided, however, you may own up to five percent (5%) of the listed and outstanding capital stock of any publicly traded company; (b)solicit or entice or attempt to solicit or entice away from Sona any of the employees of Sona to enter into employment or services with any person, business, firm or corporation other than Sona; or (b) solicit or entice or attempt to solicit or entice away from Sona any customer or any other person, firm or corporation whom you have contacted at any time during the last six months on behalf of Sona. In the event Consultant introduces a new client to Sona and Sona chooses not to seek an engagement from such potential client, Consultant shall be free to introduce such client to another possible solution provider including a competitor of Sona. In the event that the

9 of 21

provisions of this Section 5 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Consultant specifically acknowledges and agrees that (x) the foregoing covenants are an essential element of this Agreement and that, but for the agreement of Consultant to comply with such covenants, Sona would not have entered into this Agreement; (y) the remedy at law for any breach of the foregoing covenants will be inadequate; and (z) Sona, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event Consultant violates any of the terms of this Section 5.

6.	COMPENSATION

In consideration for the services to be provided by Consultant hereunder, Consultant shall be entitled to a Consulting Fee equal to US$7,500.00 per month payable as follows:. Until such time as Holdings completes a financing where the gross proceeds are at least US$5,000,000 (a “Qualified Financing”), no payment shall be due and payable. Within five (5) business days of a Qualified Financing, Sona shall pay Consultant an amount equal to the product of US$7,500.00 and the number of months from June 2006 through and including the month in which the closing of the Qualified Financing occurred. Beginning with the month following the month in which the closing for Qualified Financing occurs, the monthly Consulting Fee shall be payable in full in cash on the first day of each calendar month.

In addition to the monthly Consulting Fee, Sona shall pay the Consultant a commission equal to 4.0% of the gross sales of Sona’s products and services to customers that were either introduced by Consultant or with which Consultant had significant contacts prior to the first sale if such first sale occurs prior to June 1, 2007. For sales occurring after May 31, 2007, the commission shall be 2.0%. Following the termination or expiration of this Agreement and ending one year thereafter, the Consultant shall continue to earn a commission on sales to customers he either introduced to Sona or with which he had significant contacts while this Agreement was in effect.

All payments made by Sona to the Consultant will be made without deduction whether for federal, provincial, state or local income taxes, social insurance premiums, employment insurance premiums, pension contributions, health tax, workers compensation or related or similar deductions.

In the event that Sona (including its directors, officers, shareholders, employees or contractors) is found to be liable to remit monies owing by the Consultant or Sona for any such tax, premiums or deductions, the Consultant agrees to indemnify Sona (or the applicable directors, officers, shareholders, employees or contractors) for payments of any such monies.

Consultant acknowledges that neither Consultant nor any of Consultant’s labor are eligible to participate in any of Sona’s employee welfare benefit or pension plans or policies, including, without limitation, such plans or policies relating to bonuses, profit sharing, compensation, pension, severance, deferred compensation, fringe benefits, health, or life or disability insurance, stock options, stock purchases, restricted stock, accidents, sick time, vacation pay, and paid time off (PTO). Consultant shall execute the attached Waiver of Rights and agrees to have all of Consultant’s labor execute the attached Waiver of Rights before any such persons perform any of the services.

Consultant agrees that (i) Sona shall not make any withholdings for any income, social security or other taxes from any monies being paid to Consultant pursuant to this Agreement; (ii) Sona shall

10 of 21

report to the appropriate government authorities on the appropriate Form 1099 all monies paid to Consultant pursuant to this Agreement; (iii) Consultant shall have sole and exclusive responsibility for the payment of any and all federal, state and local income, social security and other taxes arising out of any monies paid to Consultant pursuant to this Agreement; and (iv) Consultant indemnifies and holds harmless Sona from and against all claims, damages, liabilities, demands, causes of action, costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by Sona, and interest and penalties arising out of or in connection with the payment or nonpayment of any taxes relating to any monies paid to Consultant pursuant to this Agreement.

7.	EXPENSES

All expenses incurred by Consultant in connection with the performance of his duties hereunder shall be for the account of Sona. In addition, at its own cost and expense Sona shall provide Consultant with an active email account, a computer, a personal digital assistant (such as Blackberry or Treo) and one cellular telephone device with a US$1,000.00/month maximum on usage. Upon termination or expiration of this Agreement, Consultant shall be allowed to keep the computer, the personal digital assistant and the cell phone and transfer same to his personal accounts. Sona shall also provide Consultant with one Bloomberg Professional License and one Reuters 3000xtra license.

8.	MODIFICATION AND RENEWAL OF AGREEMENT

This Agreement may be modified or extended by the parties hereto only by a written supplemental agreement executed by both parties.

9.	TERMINATION

Sona agrees that it will not and may not terminate this Agreement at any time before December 31, 2006 without “cause”. Thereafter, Sona may terminate upon 30 days prior written notice for any reason with or without cause. “Cause” shall mean breach of a material provision of this Agreement, including Consultant’s failure to perform the services that he is obligated to perform pursuant to Section 1 hereof, the Confidentiality Agreement or the Mutual Separation Agreement being executed by Sona and Consultant dated the date hereof. In the event of Consultant’s failure to perform his duties as set forth in Section hereof, Consultant shall have 30 days after receiving written notice from Sona or Holdings to cure such breach.

Consultant may terminate this Consulting Agreement at any time by providing Sona with 60-days prior written notice. The date on which this Consulting Agreement terminates is referred to herein as the “Termination Date.” Any termination of this Consulting Agreement shall automatically be deemed a termination of the Mutual Separation Agreement as well. In the event Consultant terminates this Consulting Agreement and the Mutual Separation Agreement and the Consulting Agreement pursuant to this Section 9, Sona shall not be obligated to make any payments to Consultant under either agreement after the Termination Date. Any payment due Consultant on the first day of the calendar month in which the Termination Date falls shall be pro-rated based on the actual number of days in such month prior to the Termination Date and the actual number of days in such month from the Termination Date to the end of such month.

11 of 21

10.   NOTICE

Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by mail as follows:

If to Sona:	Sona Mobile Holding Corp.

825 Third Avenue, 32nd Floor

New York, New York 10022

Attention: Chairman

If to the Consultant:	John Bush

P.O. Box 236

Nobleton, Ontario

L0G1N0 Canada

or to such addresses as the parties hereto may specify in writing, from time to time.

11.	ASSIGNMENT OF THE AGREEMENT

The Consultant may not assign this Agreement without the prior written authorization of Sona. Sona reserves the right to assign all or part of this Agreement at any time.

12.	SEVERABILITY

Sona and the Consultant agree that if any of the provisions or a part of any provision of this Agreement are deemed illegal or unenforceable, such provision or part of a provision shall be considered separate and several from this Agreement, and the remaining provisions or part of a provision of the Agreement shall continue in force (with such modifications as may be necessary to preserve the intent of the parties at the time of contracting) and be binding upon the parties as though such provision or part of a provision had never been included.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties. There are no other agreements, representations or warranties, whether collateral, oral or otherwise.

Any dispute as to the validity, interpretation or performance of this Agreement shall be determined in accordance with the laws and by the courts of the State of New York and the federal laws of the United States applicable therein, without regard to conflict of law rules or principles.

12 of 21

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

Sona Mobile Holdings Corp.

_________________________

Consultant

_________________________

13 of 21

Schedule A

AGREEMENT REGARDING CONFIDENTIAL INFORMATION

AND

INTELLECTUAL PROPERTY

As a condition of my Mutual Separation Agreement and the Consulting Agreement with Sona Mobile Holdings Corp., a corporation having its principal office at 825 3rd Avenue, New York, NY, 10022, (the “Company”), and in consideration of the compensation and benefits now and hereafter paid and afforded to me, and knowing that the Company and its officers, owners and investors intend to rely upon the representations, warranties and covenants made by me herein, I, the undersigned, do hereby agree to be legally bound by this Agreement Regarding Confidential Information and Intellectual Property (the “Agreement”) as follows:

1.	Maintaining Confidential Information.

(a)           Confidential Information. I acknowledge and agree that by reason of my contract and service to the Company, I will be involved with and have access to private, confidential, trade secret, or other proprietary information about, generated in connection with, or relating to the business and affairs of the Company, including, without limitation, information relating to products, processes, know-how, designs, formulas, methods, samples, software and any electronic media, developmental or experimental work, improvements, discoveries, plans for research and new products, business and marketing plans and strategies, budgets, financial projections and results, contracts, policies, licenses, prices and costs, suppliers and customers (including but not limited to customer lists and vendor lists), investors, strategic partners, experts, prospects, information regarding the skills and compensation of other employees of the Company, the terms and conditions hereof, all documents or other tangible materials marked “Confidential”, “Confidential Information”, “Secret”, “Proprietary” or similar designation, and all other information involving or related to the business or prospective business of the Company that is not generally known to the public or within the industry in which the Company competes (collectively, “Confidential Information”). I acknowledge and agree that such Confidential Information is a valuable and unique asset of the Company and hereby covenant and agree at all times during the term of my consulting contract and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any Person (as hereinafter defined), except as my duties as an employee of the Company require, any such Confidential Information without the prior written authorization of an officer of the Company. I further covenant and agree that I shall take all reasonable steps to prevent disclosure of Confidential Information to any unauthorized Person and shall share Confidential Information with other Company employees only on a “need to know” basis. I understand and agree that the obligations imposed upon me hereby shall not apply to information: (A) which is or becomes a matter of public information other than as a result of a breach of this Agreement by me; or (B) which is or becomes lawfully known to me other than through the disclosure by me. In the event that I become required by law, regulation or legal process to disclose any Confidential Information, I will provide the Company with prompt notice thereof so that the Company, at its discretion and sole expense, may seek a protective order or other appropriate remedy, and/or waive compliance by me with the provisions of this Section 1(a). In the absence of such a protective order or other remedy, or if the Company waives compliance herewith, I agree to furnish only that portion of the Confidential Information which is required by law, regulation or legal process and will exercise best efforts to obtain assurance that fullest confidential treatment will be accorded the Confidential Information. I understand and agree that this Agreement shall apply to any Confidential Information that may have been disclosed to me prior to the effective date hereof, and any Confidential Information disclosed to me thereafter. For purposes of this Agreement, “Person” shall mean any individual, association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative or other entity, and any foreign association of like structure.

(b)           Former Employer Confidential Information. I agree that, during my consulting contract with the Company, I will not (i) improperly use or disclose any proprietary information or trade secrets of my former or concurrent employer(s), if any, and/or (ii) bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employer(s) unless previously and specifically consented to in writing by the Company and by such employer.

14 of 21

(c)         Affiliate & Subsidiary Confidential Information. I recognize that from time to time I may receive, and/or be called upon to develop in the provision of support or services, confidential or proprietary information of an affiliate or subsidiary of the Company. During the term of my consulting contract by the Company and thereafter, I will hold all such confidential or proprietary information in the strictest confidence and shall treat all such information no less favorably than my obligations with respect to Confidential Information as set out above.

(d)           Third Party Confidential Information. I recognize that from time to time the Company may receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. During the term of my consulting contract by the Company and thereafter, I will hold all such confidential or proprietary information in the strictest confidence and, except as is consistent with the Company’s agreement with such third party, not disclose such information to any Person or use it for the benefit of anyone other than the Company or such third party, unless expressly authorized to act otherwise by an officer of the Company.

2.	Assignment of Inventions.

(a)           Inventions Retained by Consultant or Agent. All inventions, discoveries, concepts, ideas, know-how, techniques, processes, original works of authorship, developments, innovations and improvements (each an “Invention” and, collectively, “Inventions”) that I (i) alone or jointly with others have conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, prior to the commencement of my consulting contract with the Company, (ii) consider to be my property or the property of third parties, and (iii) wish to exclude from the scope of this Agreement, are set forth on Exhibit A attached hereto, which constitutes a complete disclosure of such Inventions (if any). If disclosure of an Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Invention on Exhibit A but instead on Exhibit A I am to disclose only a cursory name for each such Invention, a listing of all parties to whom it belongs, and the fact that full disclosure as to such Invention has not been made for such reason. If no disclosure is set forth on Exhibit A, I hereby represent and warrant to the Company that there are no such Inventions.

(b)           Inventions Assigned to the Company. I agree that, during my consulting contract with the Company, and for one (1) year following the termination thereof for any reason whatsoever, I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any Inventions which I, alone or with others, may conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, on the Company’s time or using the Company’s facilities, equipment, supplies or other resources, that relate to the Company’s current or anticipated work or research or the current or anticipated work or research of Company’s affiliates or subsidiaries, or that result from work done for the Company prior to or after the date of this Agreement (collectively, “Company Inventions”). Such Company Inventions shall be the exclusive property of the Company, whether patented or not.

(c)           Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my consulting contract by the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101 et seq.). To the extent that such works do not constitute works made for hire under operation of law, I hereby assign all rights, title and interest in and to such works to the Company.

(d)           Obtaining Letters Patent, Copyright Registrations and Other Protections. I will provide the Company with all assistance reasonably requested by the Company to preserve its rights to the Company Inventions and to obtain and enforce United States and foreign proprietary rights relating to any and all such Company Inventions in any and all countries. To that end I will execute, verify and deliver (A) such documents and perform such other acts (including appearing as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and/or the assignment thereof, and (B) assignments to the Company or its designee of such proprietary rights. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue after the termination of my consulting contract by the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any

15 of 21

reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified hereinabove, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2(d) with the same legal force and effect as if executed by me. Such appointment is coupled with an interest. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned by me to the Company.

(f)            Obligation to Keep the Company Informed. In addition to my obligations under Section 2(b) above, during the period of my consulting contract and for one (1) year after termination of my consulting contract for any reason, I will promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf. At the time of each such disclosure, I will advise the Company in writing of any Invention(s) that I believe is not a Company Invention and will provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Section 2(f) relating to Inventions that do not constitute Company Inventions. I will preserve the confidentiality of any such Invention that constitutes a Company Invention. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all Inventions made by me during the period of my consulting contract at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.             No Conflicting Obligations. I hereby represent and warrant to the Company that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my consulting contract by the Company. Except as set forth on Exhibit B attached hereto, (i) I have not entered into, and will not enter into, any agreement (written or oral) that conflicts with this Agreement or my consulting contract by the Company; and (ii) during the period of my consulting contract by the Company I will not, without the Company’s express written consent, engage in any other consulting contract or business activity directly related to the business in which the Company is now involved or hereafter becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.

4.             Non-competition and Non-Solicitation. Except as otherwise set forth in this Section 4, during the period beginning on the date hereof and ending on the earlier of the Termination Date (as defined below) and May 31, 2007 (the “Term”) I will not, (a) in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in any business (i) whose primary business is developing, marketing and/or selling mobile platform application software (for this purpose wireless carriers and email providers shall not be deemed businesses whose primary business is developing, marketing and/or selling mobile platform application software per se) or (ii) that develops, markets and/or sells mobile wagering or gambling software; provided, however, you may own up to five percent (5%) of the listed and outstanding capital stock of any publicly traded company; (b)solicit or entice or attempt to solicit or entice away from the Company any of its employees to enter into employment or services with any person, business, firm or corporation other than the Company; or (b) solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation whom you have contacted at any time during the last six months on behalf of Company. In the event that the provisions of this Section 4 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. In the event I introduce a new client to the Company and the Company chooses not to seek an engagement from such potential client, I shall be free to introduce such client to another possible solution provider including a competitor of the Company. I specifically acknowledge and agree that (x) the foregoing covenant is an essential element of this Agreement and that, but for my agreement to comply with such covenants, the Company would not have entered into the Mutual Separation Agreement or the Consultant Agreement; (y) the remedy at law for any breach of the foregoing covenant will be inadequate; and (z) the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event I violate any of the terms of this Section 4. Termination Date shall mean the date on which my Consulting Agreement with the Company is terminated as set forth in Paragraph 9 of the Consulting Agreement.

16 of 21

5.  Return of Confidential Information. During the course of my consulting contract with the Company, I will use Company-provided equipment only in compliance with the Company’s guidelines for the use of Company property, and will keep track of the location and condition of such equipment, reporting immediately to the Company any loss or damage of such equipment. When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, memoranda, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns, whether kept at the Company, home or elsewhere. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel confirming my compliance with the foregoing provisions and my obligations under this Agreement. I understand and agree that the return of such items shall not relieve me of any of my obligations of confidentiality as set forth in this Agreement.

6.             Notification of New Employer or Client . In the event of termination of the Consulting Contract with the Company, I hereby consent to the notification by the Company of my new employer or Client regarding my rights and obligations under this Agreement.

7.            Legal and Equitable Remedies. Because my services are personal and unique and because I will have access to and become acquainted with Confidential Information of the Company, the Company shall be entitled to seek and obtain from a court of competent jurisdiction any and all available equitable remedies, including, without limitation, a temporary restraining order, preliminary and permanent injunctive relief, and specific performance, in order to prevent the creation or continuation of such breach, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.	General Provisions.

(a)           Not an Consulting contract . I agree and understand that this Agreement is not a contract of consulting, and nothing in this Agreement shall confer any right with respect to hire, continuation of my consulting contract by the Company, advancement or reassignment, nor shall this Agreement interfere in any way with my right or the Company’s right to terminate my consulting contract at any time, with or without cause.

(b)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York except for its conflicts of laws principles.

(c)           Entire Agreement; Amendment; Assignment. This Agreement, including all Exhibits hereto (which are incorporated by reference herein and made a part hereof), constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations and/or agreements between the parties (if any). This Agreement may not be modified except by a written instrument signed by all of the parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, executors, administrators, personal representatives, heirs, distributees, and permitted assigns. This Agreement is personal in nature and neither party may assign this Agreement or any of such party’s rights or obligations hereunder without the prior written consent of the other party; provided, however, that, notwithstanding the foregoing, the Company may assign this Agreement without Sales Agent’s consent to an affiliate or subsidiary of the Company, to any Person to which all of the equity securities or all or substantially all of the assets of the Company may be sold, assigned or otherwise transferred, or to any Person into or with which the Company may merge or be consolidated.

(d)           Severability. It is the desire and intent of the parties hereto that the provisions hereof be enforced to the fullest extent permissible. Accordingly, if any particular provision(s) hereof shall be adjudicated to be invalid, illegal or unenforceable, either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the offending provision(s) in order to render the same valid, legal and enforceable to the fullest extent permissible.

17 of 21

(e)           Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of my heirs, executors, administrators and other legal representatives and the Company, its successors and its permitted assigns.

(f)            Survival. The provisions of this Agreement shall survive the termination of my consulting contract and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(g)           Remedies Cumulative; Waiver. All rights and remedies provided herein shall be in addition to, and not in lieu of, such other remedies as may be available at law, in equity, and/or under this Agreement. No failure on the part of the Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No term or provision hereof may be waived except by a written instrument signed by the party against which the waiver is to be enforced.

(h)           Notice. All notices required or permitted hereunder shall be given to the appropriate party as follows: (i) if to the Company, at its office at 825 3rd Avenue: Fl 32, New York, NY, to the attention of the General Counsel; and (ii) if to the employee, at such employee’s address set forth in the books and records of the Company. Such notice shall be deemed given upon personal delivery or, if sent by certified or registered mail, postage prepaid, three (3) business days after the date of mailing.

(i)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

I UNDERSTAND THAT THIS AGREEMENT RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY CONSULTING CONTRACT, AND AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY CONSULTING CONTRACT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

I HAVE COMPLETELY FILLED OUT AND ATTACHED EXHIBIT A AND EXHIBIT B TO THIS AGREEMENT.

18 of 21

                IN WITNESS WHEREOF, I have entered into this Agreement, which shall be effective as of the first day of my consulting contract by the Company, namely July __, 2006.

Consultant’s Signature

Consultant’s Name (printed)

Date

ACCEPTED AND AGREED TO:

for Company:

By:

Name:

     Title:

19 of 21

EXHIBIT A

PRIOR INVENTIONS

EMPLOYEE INITIALS __________

COMPANY OFFICER INITIALS __________

EXHIBIT B

CONFLICTS

EMPLOYEE INITIALS __________

COMPANY OFFICER INITIALS __________

-21-